EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2006
SECOND QUARTER RESULTS
HOUSTON — JUNE 7, 2006 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2006 second quarter ended April 30, 2006.
     Revenues for the second quarter of 2006 were $98.4 million, of which $14.3 million is attributable to business operations of the Company’s July 2005 acquisition, compared to revenues of $58.9 million for the second quarter of fiscal 2005. Second quarter revenue growth is a result of the continued strengthening of Powell’s Electrical Power Products business segment. Net income for the second quarter was $4.1 million, or $0.37 per diluted share, compared to a net loss of $295,000, or ($0.03) per share, in the same period a year ago.
     Thomas W. Powell, chairman and chief executive officer, stated, “We are encouraged with our second quarter results. We saw a dramatic turnaround in our earnings from a year ago, reflecting continued strength in our Electrical Power Products business. During the quarter, we shifted some work forward to support our customers’ emergency work related to last year’s storms. Additionally, the ramp up in our business volume went very well, and we are seeing benefits from the capital investments and process improvements we made over the last two years.”
     The Electrical Power Products segment recorded revenues of $91.9 million in the second quarter, of which $14.3 million is attributable to business operations of the Company’s July 2005 acquisition, compared to $48.4 million in the second quarter a year ago. Income before income taxes for Electrical Power Products totaled $6.4 million versus a loss before income taxes of $1.5 million in last year’s second quarter.
     The Process Control Systems segment recorded revenues for the second quarter of $6.6 million compared to $10.5 million for the same period a year ago due to a lower proportion of subcontracted installation activities. Income before income taxes for Process Control Systems totaled $365,000 versus $785,000 a year ago.
     The Company’s order backlog as of April 30, 2006 was $269 million compared to $161 million at the end of the second quarter a year ago and compared to $287 million at the end of the first quarter of fiscal 2006. New orders placed during the second quarter totaled $81 million compared to $74 million in the second quarter a year ago and $111 million in the first quarter of fiscal 2006.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below. As previously announced, the Company will change its fiscal year-end to September 30 from October 31, effective September 30, 2006. Accordingly, the outlook provided for fiscal 2006 consists of eleven months compared to twelve months in fiscal 2005.
     Powell Industries expects fiscal 2006 third quarter earnings to range between $0.30 and $0.35 per diluted share and full year 2006 earnings to range between $0.90 and $1.00 per diluted share. Fiscal 2006 revenue is expected to range between $325 million and $350 million.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, June 7, 2006, at 11:00 a.m. eastern time. To participate in the conference call, dial 303-262-2139 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until June 14, 2006. To access the replay, dial 303-590-3000 using a passcode of 11062215.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
Tables to follow

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
(In thousands, except per share data)	(Unaudited)		(Unaudited)

Revenues	$98,431	$58,914	$182,244	$106,603

Cost of goods sold	77,688	50,472	146,724	91,202

Gross profit	20,743	8,442	35,520	15,401

Selling, general and administrative expenses	13,851	9,353	26,835	18,874

Income (loss) before interest, income taxes and minority interest	6,892	(911)	8,685	(3,473)

Interest expense	326	139	661	216

Interest income	(237)	(317)	(539)	(594)

Income (loss) before income taxes and minority interest	6,803	(733)	8,563	(3,095)

Income tax provision (benefit)	2,661	(451)	3,310	(1,375)

Minority interest in net income (loss)	(3)	13	15	1

Net income (loss)	$4,145	$(295)	$5,238	$(1,721)

Net earnings (loss) per common share:

Basic	$0.38	$(0.03)	$0.48	$(0.16)

Diluted	$0.37	$(0.03)	$0.47	$(0.16)

Weighted average shares:

Basic	10,865	10,763	10,859	10,750

Diluted	11,110	10,763	11,061	10,750

SELECTED FINANCIAL DATA:

Capital Expenditures		$2,645		$2,061

Depreciation and amortization		$3,439		$2,042

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	October 31,
	2006	2005
(In thousands)	(Unaudited)

Assets:

Current assets	$176,796	$162,177

Property, plant and equipment (net)	55,589	55,678

Other assets	7,370	8,804

Total assets	$239,755	$226,659

Liabilities & stockholders’ equity:

Current liabilities	$66,687	$58,739

Long-term debt and capital lease obligations, net of current maturities	17,783	19,436

Deferred and other long-term liabilities	3,388	3,789

Stockholders’ equity and minority interest	151,897	144,695

Total liabilities and stockholders’ equity	$239,755	$226,659

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
(In thousands)	(Unaudited)		(Unaudited)

Revenues:
Electrical Power Products	$91,875	$48,384	$168,517	$88,148
Process Control Systems	6,556	10,530	13,727	18,455

Total revenues	$98,431	$58,914	$182,244	$106,603

Income (loss) before income taxes:

Electrical Power Products	$6,438	$(1,518)	$7,837	$(4,134)
Process Control Systems	365	785	726	1,039

Total income (loss) before income taxes	$6,803	$(733)	$8,563	$(3,095)

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